Exhibit 12.1

Computation of Ratio of Earnings to fixed charges

	Historical
	Pre-Predecessor					Predecessor
(dollars in millions)	As of and for the year ended December 31, 2002	As of and for the year ended December 31, 2003	As of and for the year ended December 31, 2004	As of and for the year ended December 31, 2005	For the period from January 1, 2006 to August 15, 2006	As of and for the period from August 16, 2006 to December 31, 2006
COMPUTATION OF EARNINGS
Income before taxes	(19.0)	(18.9)	145.5	60.1	110.6	71.9
Net interest expense	37.0	33.6	27.3	28.5	12.7	6.3
Interest portion of operating lease expenses	2.6	2.4	0.7	0.9	0.4	0.7

Earnings	20.6	17.1	173.5	89.5	123.7	78.9

COMPUTATION OF FIXED CHARGES
Net interest expense	37.0	33.6	27.3	28.5	12.7	6.3
Capitalized Interest	—	—	—	—	—	10.0
Interest portion of operating lease expense	2.6	2.4	0.7	0.9	0.4	0.7

Fixed Charges	39.6	36.0	28.0	29.4	13.1	17.0

RATIO OF EARNINGS TO FIXED CHARGES	0.5	0.5	6.2	3.0	9.4	4.6

Computation of Ratio of Earnings to Fixed Charges

	Historical
	Pre-Predecessor	Predecessor		Successor
(dollars in millions)	For the period from January 1, 2006 to August 15, 2006	As of and for the period from August 16, 2006 to September 30, 2006	For the period from January 1, 2007 to May 17, 2007	As of and for the period from May 18, 2007 to September 30, 2007
COMPUTATION OF EARNINGS
Income before taxes	110.6	21.1	26.6	10.2
Net interest expense	12.7	1.8	6.3	41.7
Interest portion of operating lease expenses	0.4	0.1	0.2	0.2

Earnings	123.7	23.0	33.1	52.1

COMPUTATION OF FIXED CHARGES
Net interest expense	12.7	1.8	6.3	41.7
Capitalized Interest	—	—	—	—
Interest portion of operating lease expense	0.4	0.1	0.2	0.2

Fixed Charges	13.1	1.9	6.5	41.9

RATIO OF EARNINGS TO FIXED CHARGES	9.4	12.1	5.1	1.2